EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated August 28, 2017 with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2017 of Lannett Company, Inc. and Subsidiaries, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

February 13, 2018